March 28, 2022

Richard L. Creamer
1848 N Paddock Green Street
Wichita, Kansas 67206

Dear Richard:

On behalf of Par Pacific Holdings, Inc. (“Par Pacific” or the “Company”), I am pleased to extend this letter as confirmation of the terms of your offer of employment with the Company as further described below.

1. Position and Organization. Commencing as soon as you are available, you will start in a full-time position as Executive Vice President of Refining and Logistics with a work location of Houston, Texas, reporting directly to William Pate, President & CEO. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2. Compensation. And Employee Benefits. Based on the exempt status of this position, you will be paid a starting base salary at the rate of $420,000 per year, pro-rated based on your Commencement Date, payable on the Company's regular payroll date and in accordance with the Company’s standard payroll practice. This offer includes benefits uniformly provided to other full-time, regular, non-represented employees of the Company. Please refer to the summary of our benefits program provided separately for details. You will also be eligible for relocation benefits under the Par Pacific Executive Relocation Plan. Further detail of the benefits will be provided upon commencement of your employment.

3. Sign-on Cash Bonus. As part of the employment offer, the Company agrees to pay you a sign-or bonus of $296,515.54 once employment commences that will be reflected on your first paycheck. Should you leave Company employment prior to completing 12 consecutive months of employment for any reason other than layoff, you agree to repay the gross amount of the bonus, which shall be due immediately and which may, at the Company’s option, be deducted from any compensation payment(s) made to you. Should you leave Company employment after completing 12 consecutive months but before completing 24 consecutive months, you agree to repay 50% of the gross amount of the bonus in the same manner. You agree that if you fail to repay the Company pursuant to the terms of this Agreement and Par Pacific is required to put the matter into collections or otherwise institute legal action, you will be required to pay Par Pacific its costs and reasonable attorneys’ fees.

4. Sign-on Restricted Stock Incentive. As a sign-on grant, subject to the approval of the Compensation Committee of the Board of Directors of Par Pacific Holdings, Inc., you will be granted a value of $250,000 in restricted stock of the Company. The restricted stock will be subject to the terms and conditions of the Par Pacific Holdings, Inc. 2012 Long Term Incentive Plan. The actual number of shares granted will be determined consistent with the current Company equity plans at the discretion of the Compensation Committee. The terms of any restricted stock grants will be customary awards of this type and include key terms such as a vesting schedule under which shares will vest of a four (4) year period.

5. Annual Incentive Program. You will be eligible to participate in the Company’s Annual Incentive Program (“AIP”) with a target cash incentive equal to 75% of your base pay earned during the performance year. Your eligibility to participate in the Company’s AIP will start with the 2022 performance year. Potential payouts under the AIP are based on various financial and operating performance goals of the Company as well as individual performance and typically are made, if at all, in the first half of the following calendar year as business conditions allow. Annual performance goals and target percentages are subject to approval by the Compensation Committee of the Board of Directors of Par Pacific, and there is no guarantee of award payments where financial and performance goals are not met.

6. Your Long-Term Incentive Pay Potential. You will also be eligible to participate in equity programs approved by the Compensation Committee. Currently, these programs include annual grants of awards under the Par Pacific Long-Term Incentive Plan (LTIP) in the form of restricted stock units (RSUs), stock options, and performance units. Your annual LTIP target for all forms of combined equity is valued at 140% of your base salary. Your first eligibility for an annual grant under this LTIP would be in the first quarter of 2023 and the actual number of shares or options granted would be determined consistent with Par’s equity plans and subject to terms and conditions of the Par Pacific Long-Term Incentive Plan.

An equity grant awarded in one year does not guarantee an equity grant will be awarded in subsequent years. All equity grants under the LTIP are discretionary and based on both company and individual performance and are subject to approval by the Compensation Committee of the Board of Directors of Par Pacific. Please note that payment, administration, and eligibility of the LTIP will follow the terms established in the LTIP and any applicable stock agreements.

7. Vacation. Effective with your hire date, you will be eligible for unlimited hours of vacation as approved by your supervisor.

8. Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement.

9. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly-authorized officer of the Company.

10. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company.

11. Taxes. Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all applicable taxes, withholding and any other deductions required by applicable law.

12. Miscellaneous.

(a)    Governing Law. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the state of Texas (US-TX), without giving effect to principles of conflicts of law.

(b)    Entire Agreement. This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof. THIS LETTER IS NOT AN EMPLOYMENT CONTRACT, BUT MERELY SETS FORTH THE INITIAL TERMS OF YOUR EMPLOYMENT WITH THE COMPANY, WHICH MAY BE CHANGED FROM TIME TO TIME.

(c)    Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

(d)    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this Agreement, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to me. This offer is contingent upon completion of the pre-employment process to the satisfaction of the Company. As a condition of continuing employment with the Company, you must successfully complete a drug scree n and a background check. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. The required documents must be submitted within three (3) business days from your first date of employment, as specified by the requirements of the Immigration Reform and Control Act of 1986.

We are excited about the prospect of you accepting this offer. We look forward to you rejoining Par Pacific!

Sincerely,

PAR PACIFIC HOLDINGS, INC.
Matthew R. Legg, Senior Vice President & Chief Human Resources Officer

/s/ Matthew R. Legg
(Signature)

3/28/2022
Date:

ACCEPTED AND AGREED:

Richard Creamer

/s/ Richard Creamer
(Signature)

3/29/2022
Date:

Attachment A: Confidential Information and Invention Assignment Agreement